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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549







                              INITIAL SCHEDULE 13G







                    Under the Securities Exchange Act of 1934



                               Hartford Life, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    416592103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is file:


          [ X ]   Rule 13d-1(b)

          [   ]   Rule 13d-1(c)

          [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                PAGE 1 OF 8 PAGES



-----------------------------------------                                        --------------------------------------
CUSIP No.   416592103                                      13G                   Page  2  of  8  Pages

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Mutual Life Insurance Company
           I.R.S. No. 04-1414660

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Commonwealth of Massachusetts

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiaries, Independence Investment Associates, Inc. and
           John Hancock Advisers, Inc.

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IC, IA, HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 2 OF 8 PAGES






-----------------------------------------                                        --------------------------------------
CUSIP No.   416592103                                      13G                   Page  3  of  8  Pages

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Subsidiaries, Inc.
           I.R.S. No. 04-2687223

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of                1,680,705:  1,394,500 through its direct, wholly-owned subsidiary, Independence
      Shares                 Investment Associates, Inc., and 286,205 through its indirect, wholly-owned subsidiary,
                             John Hancock Advisers, Inc.

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person                 1,680,705:  1,394,500 through its direct, wholly-owned subsidiary, Independence
       With                  Investment Associates, Inc., and 286,205 through its indirect, wholly-owned subsidiary,
                             John Hancock Advisers, Inc.


                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,680,705: 1,394,500 through its direct, wholly-owned subsidiary, Independence Investment Associates, Inc., and 286,205 through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.5: 5.4% through its direct,  wholly-owned subsidiary,  Independence
           Investment   Associates,   Inc.,   and  1.1%  through  its  indirect,
           wholly-owned subsidiary, John Hancock Advisers, Inc.


---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 3 OF 8 PAGES



-----------------------------------------                                        --------------------------------------
CUSIP No.   416592103                                      13G                   Page  4  of  8  Pages

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Independent Investment Associates, Inc.
           I.R.S. No.  04-2769294

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 1,394,500

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  1,394,500

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,394,500

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.4%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IC, IA, HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 4 OF 8 PAGES

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties for whom copies are to be sent.

     Attention:  Intentional  misstatements  or  omissions  of  fact  constitute
                 Federal criminal violations (See 18 U.S.C. 1001)


         Item 1(a)    Name of Issuer:
                      Hartford Life, Inc.

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      200 Hopmeadow Street
                      Simsbury, CT   06089

         Item 2(a)    Name of Person Filing:
                      This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), and JHSI's direct, wholly-owned subsidiary, Independence Investment Associates, Inc. ("IIA").

         Item 2(b)    Address of the Principal Offices:
                      The principal business offices of JHMLICO and JHSI are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business office of IIA is located at 53 State Street, Suite 1500, Boston, MA 02109.

         Item 2(c)    Citizenship:
                      JHMLICO was organized and exists under the laws of the Commonwealth of Massachusetts. JHSI and IIA were organized and exist under the laws of the State of Delaware.

         Item 2(d)    Title of Class of Securities:
                      Common Stock

         Item 2(e)    CUSIP Number:
                      416592103

         Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                      JHMLICO:      (c) (X) Insurance Company as defined in
                                            ss.3(a)(19) of the Act.

                                    (e) (X) Investment Adviser registered
                                            under  ss.203 of the Investment
                                            Advisers Act of 1940.

                                    (g) (X) Parent Holding Company, in
                                            accordance with ss.240.13d-1(b)
                                            (ii)(G).

                      JHSI:         (g) (X) Parent Holding Company, in
                                            accordance with ss.240.13d-1(b)
                                            (ii)(G).

                      IIA:          (e) (X) Investment Adviser registered under
                                            ss.203 of the Investment Advisers
                                            Act of 1940.


                                PAGE 5 OF 8 PAGES

         Item 4       Ownership:

                      (a) Amount Beneficially Owned: Independence Investment Associates, Inc. ("IIA") has beneficial ownership of 1,394,500 shares of Common Stock. In addition, John Hancock Advisers, Inc. ("JHA"), an Investment Adviser registered under ss.203 of the Investment Advisers Act of 1940, a direct, wholly-owned subsidiary of JHSI and the indirect, wholly-owned subsidiary of JHMLICO, has beneficial ownership of 286,205 shares of Common Stock. Through their parent-subsidiary relationships to IIA and JHA, JHMLICO and JHSI have indirect, beneficial ownership of the IIA and JHA shares.

                             The IIA shares are held in various advisory accounts. The JHA shares are held in various Investment Companies registered under ss.8 of the Investment Company Act and in private advisory accounts.

                      (b)    Percent of Class:
                             -----------------
                             JHMLICO 6.5%
                             JHSI    6.5%
                             IIA     5.4%
                             JHA     1.1%

                      (c)    (i)    sole  power  to vote or to  direct  the
                                    vote: IIA has sole power to vote or direct the vote of 1,394,500 shares of Common
                                    Stock. JHA has sole power to vote or direct the vote of 286,205 shares of Common Stock.

                             (ii)   shared power to vote or to direct the
                                    vote:  -0-

                             (iii) sole power to dispose or to direct the disposition of: IIA has sole power to
                                    disclose  or  direct  the   disposition   of
                                    1,394,500  shares of Common  Stock.  JHA has
                                    sole   power  to   dispose   or  direct  the
                                    disposition  of  286,205  shares  of  Common
                                    Stock

                             (iv)   shared power to dispose or to direct the
                                    disposition of:   -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      See Item 4 above.

         Item 6       Ownership of More than Five Percent on Behalf of Another
                      Person:  See Item 4(a).

         Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                      See Items 2(a), 3 and 4.

         Item 8       Identification and Classification of Members of the Group:
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      Not applicable.

         Item 10      Certification:
                      By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                PAGE 6 OF 8 PAGES

                                    SIGNATURE


         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                  John Hancock Mutual Life Insurance Company

                                  By:      /s/Gregory P. Winn
                                           -------------------------------------
                                  Name:    Gregory P. Winn
Dated: February 9, 1999           Title:   Vice President & Treasurer

                                  John Hancock Subsidiaries, Inc.

                                  By:      /s/Gregory P. Winn
                                           -------------------------------------
                                  Name:    Gregory P. Winn
Dated: February 9, 1999           Title:   Treasurer

                                  Independent Investment Associates, Inc.

                                  By:      /s/Mark C. Lapman
                                           -------------------------------------
                                  Name:    Mark C. Lapman
Dated: February 9, 1999           Title:   Executive Vice President











                                PAGE 7 OF 8 PAGES

EXHIBIT A

                             JOINT FILING AGREEMENT
                             ----------------------

     John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc. and Independence Investment Associates, Inc. agree that the Initial Schedule 13G, to which this Agreement is attached, relating to the Common Stock of Hartford Life, Inc. is filed on behalf of each of them.


                                  John Hancock Mutual Life Insurance Company

                                  By:      /s/Gregory P. Winn
                                           -------------------------------------
                                  Name:    Gregory P. Winn
Dated: February 9, 1999           Title:   Vice President & Treasurer

                                  John Hancock Subsidiaries, Inc.

                                  By:      /s/Gregory P. Winn
                                           -------------------------------------
                                  Name:    Gregory P. Winn
Dated: February 9, 1999           Title:   Treasurer

                                  Independence Investment Associates, Inc.

                                  By:      /s/Mark C. Lapman
                                           -------------------------------------
                                  Name:    Mark C. Lapman
Dated: February 9, 1999           Title:   Executive Vice President













                                PAGE 8 OF 8 PAGES